UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934

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GENERAL FINANCE CORPORATION
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 21, 2013

Dear fellow stockholders,

We are pleased to report that fiscal year 2013 was another exceptional year for General Finance Corporation, marked by record annual revenues, adjusted EBITDA and net income and the best overall performance in our history. On a consolidated basis, total revenues grew 16% over fiscal year 2012 to approximately $246 million and adjusted EBITDA increased 15% over fiscal year 2012 to $53.0 million. Our two primary subsidiaries, Royal Wolf and Pac‐Van, each achieved solid double‐digit growth, driven primarily by 19% annual increases in leasing revenues at each unit.

We strategically expanded our lease fleet, delivering overall growth of 11% on a unit basis for the year, with virtually all of the growth occurring in our container-based product lines. We also continued our strategy of supplementing organic growth with accretive acquisitions by completing six tuck-in acquisitions during the year, three each at Royal Wolf and Pac-Van, including our second acquisition in Canada.

During the fiscal year, we also acquired a 90% interest in Southern Frac, a portable liquid storage tank container manufacturer based in Texas. While a relatively small acquisition, Southern Frac has enabled us to strengthen our position in the liquid containment industry with a reliable supply of high quality portable liquid tank containers and a steady source of referrals for Pac-Van’s leasing business.

Pan-Pacific Market Leadership

Royal Wolf continues to outperform the portable container industry in Australia and New Zealand with a leading market share, diverse customer base and comprehensive product offerings.  Outstanding execution by Royal Wolf management resulted in a revenue increase of 8% to $153.3 million and adjusted EBITDA growth of 16% for fiscal year 2013.  Average fleet utilization was a healthy 82%.

Royal Wolf’s lease fleet expanded by 7% to over 39,000 units largely through organic growth driven by improved demand in the mining, defense and consumer sectors.  This growth occurred across all product lines but was particularly strong in the portable buildings segment, where Royal Wolf delivered five mining camps for lease during the fiscal year and plans to deliver an additional six mining camps in the first half of fiscal year 2014. Royal Wolf operations in New Zealand continue to increase as the rebuilding of Christchurch, which is expected to be a multi-year process, creates demand for container-based solutions due to their speed of deployment, stackability, security, strength and reasonable cost.

Royal Wolf’s new products are also being well received across these markets. For example, last year we introduced a highly specialized refrigerated container targeted to the transportation sector. We are pleased to report that Royal Wolf recently secured a $12 million sales contract to deliver 300 of these specialized units to a Queensland-based freight logistics company that operates a national rail network.  Royal Wolf now offers 99 unique container products and serves over 21,000 customers across 19 industries.

Since becoming a public company in May 2011, Royal Wolf has completed five acquisitions, increasing its footprint and reinforcing its market leadership across the Pan-Pacific region. Royal Wolf’s most recent acquisition, which occurred after our fiscal year end, increased the scope and capacity of the services we provide the intermodal freight industry and added a nice tuck-in location for our portable storage business in Australia.

Successful North American Execution

Pac-Van delivered another year of strong results, with a 4% increase in revenues and a 24% increase in adjusted EBITDA, benefitting from a larger lease fleet and improved lease rates across most product lines. We are particularly pleased with the success of our portable liquid storage tank container product line. We increased the size of this product line by over $17 million in net fleet expenditures during the fiscal year, which contributed meaningfully to our growth in lease revenues. At fiscal year end, nearly 90% of our portable liquid storage tank container fleet was out on lease.

Pac-Van’s lease fleet expanded 22% to over 15,000 units. All of the growth in the fleet was focused on our container-based product lines, which grew by 43% in units during the fiscal year, consistent with our strategy to increase our investment in this attractive asset class.

We continue to supplement organic growth with acquisitions, completing three during the year, including one in Canada. Subsequent to fiscal year end, we completed two acquisitions, one in Kentucky and the other in Calgary, Alberta. We continue to view Canada as an attractive market for expansion due to its similarities to the Australian market of years past, and we intend to continue growing in that country by introducing new container products and making accretive acquisitions.

Southern Frac generated $19.1 million in manufacturing revenues from external customers for the nine months that we owned it in fiscal year 2013. In addition, it sold $12.5 million of portable liquid storage tank containers to Pac-Van, which is eliminated in our consolidated results, and generated leasing referrals that translate into over $3.5 million in annualized revenues.  While currently Southern Frac is predominately focused on customers in the oil and gas industry, we are laying a foundation to diversify to customers involved in environmental remediation, chemical and industrial, wastewater treatment and waste management.

Financial Flexibility for Continuing Growth

We successfully completed two equity capital events during fiscal year 2013, a $40 million preferred stock offering and the receipt of over $8 million in net proceeds from exercises of warrants that were part of our June 2010 rights offering. This new capital, combined with our operating performance, strengthened our balance sheet and provides ample liquidity for the pursuit of our growth strategy.  At fiscal year end, we had a net leverage ratio of under 3 times our consolidated fiscal year 2013 adjusted EBITDA and total consolidated borrowing availability under our senior credit facilities of almost $76 million.

We again credit our dedicated management teams and our hard-working employees for our record performance in fiscal year 2013 and wish to thank our stockholders for their continuing support and confidence.

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We cordially invite you to attend the 2013 Annual Meeting of Stockholders.  The meeting will be held on Thursday, December 5, 2013 at 10:00 a.m. Pacific Standard Time at the offices of General Finance Corporation located at 39 East Union Street, Pasadena, California.  The accompanying Notice of the 2013 Annual Meeting of Stockholders and Proxy Statement, which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as filed with the Securities and Exchange Commission, describe the items to be considered and acted upon by stockholders.  Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting.  Therefore, we urge you to complete and return the enclosed proxy card, even if you plan to attend the meeting.

We look forward to seeing you at the meeting.

Sincerely,

Lawrence Glascott	Ronald F. Valenta
Chairman of the Board	President and Chief Executive Officer

GENERAL FINANCE CORPORATION
 39 East Union Street
 Pasadena, CA 91103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
To be held on December 5, 2013

TO OUR STOCKHOLDERS:

Notice is hereby given to the holders of common stock of General Finance Corporation that the Annual Meeting of Stockholders ("Annual Meeting") will be held on Thursday, December 5, 2013 at 10:00 a.m. Pacific Standard Time at the offices of General Finance Corporation located at 39 East Union Street, Pasadena, California.  At the Annual Meeting we will ask you to:

1.
Election of Directors.  Elect two Class A directors to serve for a term of three years and until their successors are elected and qualified. David M. Connell and Manuel Marrero, the persons nominated by the Board of Directors (the “Board”) are the two Class A Directors, as described in the accompanying Proxy Statement;

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm. Ratify the selection of Crowe Horwath LLP as our independent auditors for the fiscal year ending June 30, 2014;

3.	Advisory Vote Regarding Executive Compensation. Vote on an advisory (non-binding) basis resolution regarding executive compensation;

4.	Frequency of Advisory Votes on Executive Compensation. Vote on an advisory (non-binding) basis regarding the frequency of future advisory votes on executive compensation; and

5.	Other Business. Transact any other business that may properly be presented at the Annual Meeting.

If you owned common stock of General Finance Corporation on October 9, 2013, the record date, you are entitled to attend and vote at the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the principal executive offices of General Finance Corporation located at 39 East Union Street, Pasadena, California beginning November 25, 2013 and at the Annual Meeting.

The Proxy Statement that accompanies this Notice contains additional information regarding the proposals to be considered at the Annual Meeting, and stockholders are encouraged to read it in its entirety. Under rules adopted by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials both by sending you the accompanying Proxy Statement and proxy card and by notifying you of the availability of our Proxy Statement and our 2013 annual report to stockholders at the website www.cstproxy.com/generalfinance/2013. Internet access to our proxy materials does not identify visitors to the website.

If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised by attending the Annual Meeting and voting in person, duly executing and delivering a proxy bearing a later date or sending written notice of revocation to our Secretary at 39 East Union Street, Pasadena, California 91103. Whether or not you plan to be present at the Annual Meeting, we encourage you to vote your proxy by following the instructions provided in this Proxy Statement or on the proxy card. Any stockholder attending the meeting may vote in person even if the stockholder previously returned a proxy.

Respectfully Submitted

Christopher A. Wilson
General Counsel, Vice President & Secretary

October 21, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on December 5, 2013.  Our Proxy Statement and our 2013 annual report to stockholders are available at http://www.cstproxy.com/generalfinance/2013

GENERAL FINANCE CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
 To be held on Tuesday, December 5, 2013

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this Proxy Statement and proxy card?

We sent you this Proxy Statement and the enclosed proxy card because you owned shares of common stock (“Common Stock”) of General Finance Corporation ("we" or the "Company") at the close of business on October 9, 2013, the record date.   Stockholders who owned Common Stock on the record date are entitled to vote on matters properly presented at the Annual Meeting. On the record date, there were 24,336,925 shares of Common Stock outstanding. The Common Stock is our only class of voting stock outstanding.

This Proxy Statement, which is furnished by the Board, provides you with information that will help you cast your vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card.

When you return the completed, signed and dated proxy card, you appoint the proxy holders named therein (your proxies), as your representatives at the Annual Meeting. The proxy holders will vote your shares at the Annual Meeting as you have instructed them on your proxy card(s). If an issue that is not set forth on the proxy card comes up for vote at the Annual Meeting, the proxy holders will vote your shares, under your proxy, in accordance with their best judgment.

We began sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about October 21, 2013 to all stockholders entitled to vote.

We have enclosed with this Proxy Statement and proxy card our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 as filed with the SEC.

What am I voting on?

We ask you to vote on the election of two Class A directors, ratification of the selection of Crowe Horwath LLP as our independent auditors for the fiscal year ending June 30, 2014, an advisory (non-binding) vote on executive compensation, an advisory (non-binding) vote regarding the frequency of future advisory votes on executive compensation and any other matter properly presented at the Annual Meeting. The sections entitled “Election of Directors,” “Ratification of Selection of Independent Auditors,” “Advisory Vote on Executive Compensation” and “Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation” provide more information on these proposals.

At the time this Proxy Statement was printed, we knew of no other matters to be acted upon by stockholders at the Annual Meeting.

Could other matters be decided at the Annual Meeting?

On the date this Proxy Statement was printed, we did not know of any matters to be raised at the Annual Meeting other than those mentioned in this Proxy Statement.  If you vote your proxy by following the instructions in this Proxy Statement and other matters are properly presented at the Annual Meeting for a vote of stockholders, the persons appointed as proxies by the Board will have discretion to vote your shares for you.

How many votes do I have, and who will count the votes?

You have one vote for each share of our Common Stock you own.  Charles Barrantes, our Executive Vice President and Chief Financial Officer, and Christopher Wilson, our General Counsel, Vice President and Secretary, will act as inspectors of the election and will tabulate the votes.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either as a vote cast for or against the election of our two Class A directors, the ratification of selection of independent auditors, the advisory vote on executive compensation or the advisory vote on the frequency of future advisory votes on executive compensation.

How can I vote?

You may vote by telephone.  You can vote by telephone by following the instructions in your enclosed proxy card, notice and/or voting instruction form.

You may vote by mail.  You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of the nominees for director, FOR the ratification of the selection of independent auditors identified in this Proxy Statement, FOR the advisory vote on executive compensation and FOR future advisory votes on executive compensation to be held every three years.

You may vote in person at the Annual Meeting.  You may attend the Annual Meeting and vote in person. If you hold your shares as a beneficial owner (“in street name”), you must request a legal proxy from your stockbroker in order to vote at the Annual Meeting. Otherwise, we cannot count your votes.  Please see the notice or voting instruction form your bank, broker or other holder of record provided for more information on these options.

What is the difference between holding shares of Common Stock as a stockholder of record and as a beneficial owner?

If your shares of Common Stock are registered in your name with Continental Stock Transfer & Trust Company, the Company’s transfer agent, you are a “stockholder of record” of those shares, and this Notice of Annual Meeting of Stockholders and Proxy Statement and accompanying documents were sent to you by Continental Stock Transfer & Trust Company.  If your shares of common stock are held in a brokerage account or by a bank or other holder of record, you are considered a “beneficial owner” of those shares, and this Notice of Annual Meeting of Stockholders and Proxy Statement and accompanying documents were sent to you by your broker, bank or other holder of record.  As the beneficial owner you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or by mail.

May I revoke my proxy?

Yes, you can change or revoke your proxy by notifying our Secretary by telephone or mail or in person at our corporate headquarters before the Annual Meeting that you have revoked your proxy or by attending the Annual Meeting and voting in person.

How will shares I hold in street name be voted?

If your shares of Common Stock are held in street name, your broker, bank or other holder of record, under certain circumstances, may not vote your shares without specific voting instructions under rules of The NASDAQ Stock Market LLC ("NASDAQ"). If you do not vote your proxy, your brokerage firm will leave your shares unvoted.  This is called a “broker non-vote.”  We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you have more than one account at the transfer agent and/or with stockbrokers, you will receive separate proxy cards for each account. Please sign and return all proxy cards to ensure that all your shares are voted.

How many votes may be cast at the Annual Meeting?

Based on the number of shares of Common Stock outstanding on the record date, up to 24,336,925 votes may be cast on any matter.

How many shares of Common Stock do you need to hold the Annual Meeting (what are the quorum requirements)?

Shares representing a majority of our outstanding votes on the record date of October 9, 2013 must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Accordingly, a quorum will be present at the Annual Meeting if 12,168,463 shares of Common Stock are represented at the Annual Meeting in person or by proxy.

Shares are counted as present at the Annual Meeting if the stockholder either:

•	is present at the Annual Meeting; or

•	has properly submitted a completed, signed and dated proxy card.

Who nominates individuals for election to the Board?

Nominations for the election of individuals to the Board may be made by the Board or by any holder of our Common Stock.

How many votes must the director nominees have to be elected?

The two nominees receiving the highest number of “FOR” votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of the two Class A directors will be elected as directors. This number is called a plurality. If you do not vote for a nominee, or you withhold authority to vote for the nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

How many votes are required to ratify the selection of auditors?

The selection of Crowe Horwath LLP will be ratified if a majority of the votes cast on the selection are in favor of ratification.

How many votes are required to approve the advisory vote on executive compensation?

The votes cast “FOR” the advisory vote on executive compensation must exceed the votes cast “AGAINST” to approve, on a non-binding basis, the compensation of our named executive officers. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” this proposal.

How many votes are required to approve the advisory vote on the frequency of future advisory votes on executive compensation?

Holders of Common Stock are being asked to express their preference concerning the frequency of future advisory votes on executive compensation.  Common stockholders are being asked to vote for future advisory votes on executive compensation every year, every two years or every three years.  If you do not vote for one of the alternatives, or if abstain from the vote, your advisory vote will not be counted for any of the alternatives.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting by contacting the Company Secretary for any purpose appropriate to the Annual Meeting at our offices located at 39 East Union Street, Pasadena, California between the hours of 9:00 a.m. and 5:00 p.m.

Who pays the costs of soliciting these proxies?

The Company pays for distributing and soliciting proxies and reimburses the reasonable fees and expenses of brokers, nominees, fiduciaries and other custodians in forwarding proxy materials to stockholders. The directors, officers and employees of the Company may solicit proxies in person, through mail, telephone or other means. We do not pay those individuals additional compensation for soliciting proxies.

When will the voting results be announced?

We will announce the preliminary voting results at the Annual Meeting.  We will report final voting results from the Annual Meeting in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to our Amended and Restated Certificate of Incorporation, the Board must consist of no less than three members, the exact number of which is determined from time to time by the Board, divided into three classes designated Class A, Class B and Class C, respectively. The Board has presently fixed the number of directors at six.

The terms of the Class A directors will expire as of the annual meeting of stockholders in 2013, the terms of the Class B directors will expire as of the annual meeting of stockholders in 2014 and the term of the Class C director will expire as of the annual meeting of stockholders in 2015. Upon expiration of the terms of the directors of each class as set forth above, the terms of their successors in that class will continue until the end of their terms and until their successors are duly elected and qualified.

The Board has nominated the two current Class A directors for re-election by the stockholders. The nominees have indicated that they are willing to serve as directors. If the nominees are unable to serve or for good cause will not serve, your proxy holders may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out his or her term, the Board may fill the vacancy until the next annual meeting.

Information Concerning the Nominee and Continuing Directors

The following information is provided regarding the nominee and the continuing directors:

			Term to
Name	Age	Director Since	Expire
Nominees—Class A Directors:
David M. Connell	68	2005	2013
Manuel Marrero	54	2005	2013
Class B Directors:
Lawrence Glascott (Chairman)	78	2005	2014
James B. Roszak	71	2005	2014
Susan L. Harris	55	2008	2014
Class C Director:
Ronald F. Valenta	53	2005	2015

Nominees

The nominees are current directors and have consented to serve as directors. The Board has no reason to believe that the nominees will be unable to serve as directors. If either of the nominees are unable to serve or should a vacancy occur before the annual meeting, the Board may designate a substitute nominee. If a substitute nominee is named, your shares will be voted in favor of the election of the substitute nominee designated by the Board.

David M. Connell has been a director since November 2005. In 1999 Mr. Connell founded Cornerstone Corporate Partners, LLC, a consulting and advisory firm. Prior to establishing Cornerstone Corporate Partners in 1999, Mr. Connell served as President and a member of the Board of Directors for Data Processing Resources Corporation, or DPRC, from 1993 to 1999. DPRC was a NASDAQ-listed provider of information technology consulting services to Fortune 500 companies. Prior to his service with DPRC, from 1988 to 1993, Mr. Connell was engaged by Welsh, Carson, Anderson & Stowe, a New York private equity firm, to manage a group of portfolio companies. From 1990 to 1993, Mr. Connell served as Chairman and Chief Executive Officer of Specialized Mortgage Service, Inc., an information technology company serving the real estate, banking and credit rating industries. From 1988 to 1990, he served as Chairman and Chief Executive Officer of Wold Communications, Inc., which later merged and became Keystone Communications, a leading satellite communications service provider. Mr. Connell brings to the Board business experiences which include the management of a publicly listed company, strategic planning and the structuring of incentive plans for businesses in diverse industries.

Manuel Marrero has been a director since November 2005. Since March 2009 Mr. Marrero has served as the Chief Executive Officer of the specialty finance companies of General Finance Group, Inc., a company controlled by Ronald Valenta. From January 2004 to March 2009, Mr. Marrero worked as a financial and operations management consultant with several companies, principally focused in consumer products brand management. From May 2002 until January 2004, Mr. Marrero served as the Chief Financial Officer of Mossimo, Inc., a designer and licensor of apparel and related products. From 1999 to 2001, Mr. Marrero was the Chief Operating Officer and Chief Financial Officer of Interplay Entertainment Corp., a developer, publisher and distributor of interactive entertainment software, and from 1996 to 1999 Mr. Marrero served as the Chief Financial Officer of Precision Specialty Metals, Inc., a light gauge conversion mill for flat rolled stainless steel and high performance alloy. Mr. Marrero has served on the boards of directors of Interplay OEM, Inc., Shiney Entertainment, Inc., Seed Internet Ventures, Inc., L.A. Top Producers, LLC, Friends of Rancho San Pedro and Tree People. Mr. Marrero’s business experiences and entrepreneurial accomplishments assist the Board in shaping the Company’s strategy and growth.

Continuing Directors

Lawrence Glascott has been the Chairman of the Board since November 2005. Mr. Glascott served as a director of 99¢ Only Stores from 1996 to 2011. From 1991 to 1996 Mr. Glascott was the Vice President of Finance of Waste Management International, an environmental services company. Prior thereto, Mr. Glascott was a partner at Arthur Andersen LLP and was in charge of the Los Angeles-based Arthur Andersen LLP Enterprise Group practice for over 15 years. Mr. Glascott’s experience in public accounting for companies in multiple industries provides the Board with key perspectives and insight.

Susan L. Harris has been a director since 2008.  Ms. Harris served as a director of Mobile Services Group, Inc. and Mobile Storage Group, Inc., portable storage companies from May 2004 to August 2006 and from May 2002 to August 2006, respectively. Ms. Harris retired from SunAmerica Inc., a NYSE-listed financial services company, where she served in a variety of positions between 1985 and 2000, including her most recent position as Senior Vice President, General Counsel and Corporate Secretary.  Prior to joining SunAmerica, Ms. Harris worked for the law firm of Lillick, McHose and Charles, specializing in corporate and securities law.  Ms. Harris brings to our Board broad legal experience and knowledge of the portable storage industry that provide the Board with key perspectives in corporate governance and legal matters.

James B. Roszak has been a director since November 2005.  Mr. Roszak was employed by the Life Insurance Division of Transamerica Corporation, a financial services organization engaged in life insurance, commercial lending, equipment leasing and real estate services, from 1962 until his retirement in 1997. From 1978 to 1988 Mr. Roszak was based in Toronto, Canada and during that time served as the President and Chief Executive Officer of Transamerica's life insurance operations in Canada.  In 1988 Mr. Roszak returned to the U. S. Life insurance operations as the Chief Marketing Officer and was subsequently named President, the capacity in which he served until his retirement. Mr. Roszak also served on the board of directors of buy.com, an Internet retailer and NASDAQ-listed company and also served as its interim Chief Executive Officer from February 2001 to August 2001 when it was taken private. He was also a director of National RV Holdings from June 2003 until July 2008.  He is currently a member of the Board of Trustees of Chapman University where he is the Chairman of the Finance Committee. Mr. Roszak also serves as a member of the Board of Regents of Brandman University where he is the board secretary.  Our board benefits from Mr. Roszak's management and board experience and deep knowledge of finance, accounting, international business, operations and risk management.

Ronald F. Valenta has served as a director and as our Chief Executive Officer since our inception. Mr. Valenta has been the Chairman of General Finance Group, Inc. since 2008. From 1988 to 2003 Mr. Valenta served as the President and Chief Executive Officer of Mobile Services Group, Inc., a portable storage company he founded. From 2003 to 2006 Mr. Valenta was a founding director of the National Portable Storage Association, a storage industry non-profit organization. From 1985 to 1989, Mr. Valenta was a Senior Vice President of Public Storage, Inc. From 1980 to 1985, Mr. Valenta was employed by the accounting firm of Arthur Andersen & Co. in Los Angeles. Mr. Valenta’s experience in the portable storage industry, his financial and accounting background and the knowledge he acquired in managing diverse businesses provide the Board with key insights.

Board of Directors

General Oversight

The business of the Company is managed under the direction of the Company’s Board. The Board’s general oversight responsibility is conferred by the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws. The leadership structure of the Board and its committees assist the Board in exercising its fiduciary duties as it oversees the Company’s business affairs, Chief Executive Officer performance and succession, internal controls over financial reporting and long-term strategy.

Leadership Structure

The Company does not have a formal policy concerning whether the same individual may serve as the Chief Executive Officer and Chairman of the Board. The Company currently has one individual serving as the Chief Executive Officer and another individual serving as the Chairman of the Board.

Risk Oversight

The identification, evaluation and mitigation of risks arising in connection with the Company’s businesses are the responsibility of the Company’s senior management. The Board’s responsibility is to understand the risks related to the Company’s businesses and to oversee senior management’s mitigation of those risks.

The Board and the Audit Committee receive regular reports from senior management concerning the risks related to the Company’s businesses.

The Audit Committee and the Nominating and Governance Committee have certain risk management oversight responsibilities and regularly report to the Board concerning risk management. These reports include the risks considered by each committee and the direction given to management to mitigate these risks. The Audit Committee oversees compliance by the Company with legal requirements and regularly receives reports concerning the Company’s significant internal controls and steps taken by management to maintain a strong internal controls environment. In addition, representatives of the Company’s independent auditors attend Audit Committee meetings, deliver presentations to the Audit Committee and meet with the Audit Committee in private session. The Company’s Chief Financial Officer and General Counsel also meet in private session with the Audit Committee.  The Nominating and Governance Committee develops corporate governance principles and oversees management’s evaluation and mitigation of risk relating to the Company’s Code of Ethics and business practices.

Corporate Governance

Our corporate governance reflects the practices and principles that guide the Company. Our corporate governance framework specifies the duties, responsibilities and rights of our stockholders, Board and management. Our corporate governance principles are found in the Company’s charter documents, the Company’s Corporate Governance Guidelines, Company’s Code of Ethics, committee charters and other policies approved by the Board.

The Corporate Governance Guidelines were adopted by the Board in December 2010.  The Corporate Governance Guidelines are reviewed at least annually to guide our corporate governance in response to changing regulatory requirements and as circumstances warrant.

Our Corporate Governance Guidelines, Code of Ethics and committee charters are available for review on our website http://www.generalfinance.com/corporate.html or may be requested without charge by written request to our Secretary, General Finance Corporation, 39 East Union Street, Pasadena, California 91103.  The information on our website is not part of this Proxy Statement.

Director Independence

NASDAQ requires that a majority of the members of the Board be “independent directors,” which is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having no relationship, which, in the opinion of the Company’s Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. All members of the Board’s Audit, Compensation and Nominating and Governance Committees are “independent” within the meaning of The NASDAQ Stock Market Rules and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended.

In making these determinations, the Board was presented with a report from the Company’s General Counsel and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they relate to the Company. Each director and executive officer is required to complete a director and officer questionnaire each year which requires disclosure of transactions with the Company in which the director or officer, or any members of his or her family, have a direct or indirect material interest.

The Board has determined that Ms. Harris and Messrs. Connell, Glascott and Roszak are independent under The NASDAQ Stock Market rules and listing standards and have no relationship with the Company except as a director and stockholder. The Board determined that Mr. Valenta is not independent because he is the President and Chief Executive Officer of the Company. The Board determined that Mr. Marrero is not independent because he serves as the Chief Executive Officer of General Finance Group, Inc., a specialty finance company controlled by Mr. Valenta.

Executive Sessions of Independent Directors

The Company’s corporate governance guidelines require independent directors to meet, without management, at regularly scheduled executive sessions which generally may take place after regularly scheduled meetings of the entire Board.  The Chairman of the Board or any two independent directors may call a special executive session of the independent directors at any time.  Such special executive sessions may take place after a regular or special meeting of the entire Board or at such other time deemed appropriate.

Lead Independent Director

The Company does not have a lead independent director.

Board and Committee Meetings

The Board held seven meetings during the fiscal year ended June 30, 2013, or fiscal year 2013, and acted by written consent five times.  Five of the meetings were regular meetings, and two of the meetings were special meetings.  The Board holds meetings each fiscal year according to a pre-arranged schedule, but the Board also holds special meetings and acts by written consent from time to time as needed.

Each director attended more than 75% of all meetings of the Board and board committees on which he or she served during the period he or she was a director in fiscal year 2013.

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee regularly delivers reports to the full Board concerning its meetings and actions. In fiscal year 2013 the independent directors met in executive session seven times, and the Audit Committee met in executive session during each of its six regularly scheduled meetings.

Audit Committee. The Audit Committee consists of Mr. Roszak, as Chairman, Mr. Connell and Mr. Glascott. The Board has determined that each member of the Audit Committee qualifies as “independent” within the meaning of The NASDAQ Stock Market Rules and Section 10A of the Securities Exchange Act of 1934, as amended. Our Board has determined that Mr. Roszak, Mr. Connell and Mr. Glascott each qualify as an “audit committee financial expert,” as defined in the rules and regulations of the SEC. In addition, we have certified to NASDAQ that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

The functions of the Audit Committee and its activities during fiscal year 2013 are described below under the heading “Report of the Audit Committee.”

The Board has adopted a written charter for the Audit Committee, and the Audit Committee within the past year has reviewed and assessed the adequacy of the charter, which was amended in February 2010. A copy of the Audit Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com or by written request addressed to our Secretary.

The Audit Committee met six times in fiscal year 2013.

Compensation Committee. The Compensation Committee consists of Mr. Connell, as Chairman, Ms. Harris and Mr. Roszak, each of whom is an independent director under NASDAQ rules and listing standards.

The purposes of the Compensation Committee are to determine and approve the goals, objectives and compensation structure for our executive officers, to review the performance of our executive officers and to review the Company’s management resources, succession planning and development activities.

The Board established the Compensation Committee in May 2006.  The Compensation Committee adopted its charter in February 2007 and amended its charter in June 2011.  The June 2011 amendments to the charter provided that each member of the Compensation Committee must be independent within the meaning of The NASDAQ Stock Market Rules and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended, and that prior to selection of an executive compensation advisor, the Compensation Committee must evaluate the independence of the executive compensation advisor by considering the factors identified by the SEC necessary to determine whether the executive compensation advisor is independent.  A copy of the Compensation Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com or by written request addressed to our Secretary. The Compensation Committee amended its charter in October 2013 to comply with the SEC's adoption of Rule 10C-1 under the Securities and Exchange Act of 1934, as amended, and NASDAQ Rue 5605 concerning, among other things, the factors that must be considered when the Compensation Committee engages advisors.

The Compensation Committee met four times in fiscal year 2013.

Nominating and Governance Committee. The Nominating and Governance Committee consists of Ms. Harris, as Chair, Mr. Connell and Mr. Roszak.

The Nominating and Governance Committee is responsible for certain matters which include reviewing the size and composition of the Board, overseeing the selection of persons to be nominated to serve on our Board and maintaining and overseeing the corporate governance of the Company and assuring that the Board conducts an annual self-evaluation.

The Board adopted a written charter for the Nominating and Governance Committee in January 2006 and amended its charter in September 2009. A copy of the Nominating and Governance Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com or by written request addressed to our Secretary.

The Nominating and Governance Committee met two times in fiscal year 2013.

Composition of the Board and Review of Director Nominees

The Nominating and Governance Committee periodically assesses the size and composition of the Board. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The committee is responsible for identifying and assessing potential director candidates and recommending qualified candidates to the Board. When considering candidates for director, the Nominating and Governance Committee takes into account a number of factors, including the following:

•	Ethics and integrity;

•	Ability to attend regular and special board and committee meetings and willingness to perform the duties of a director;

•	Excellent moral character and reputation;

•	Industry knowledge, contacts and network of potential clients in industries served by the Company;

•	Ability to be responsible and fair-minded;

•	Prior experience on boards of directors;

•	Senior-level management experience;

•	Whether the candidate has a background that would provide diversity to the Board; and

•	Possession of specific skills in auditing, accounting, personnel and finance.

Candidates need not possess all of these characteristics, nor are all of these factors weighed equally.

The Nominating and Governance Committee periodically determines whether any vacancies on the Board are expected. If vacancies are anticipated or arise, or the size of the Board expands, the Nominating and Governance Committee will consider potential candidates for director. Candidates may come to the attention of the Board through current Board members or management, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year.

The Nominating Committee will consider candidates for directors recommended by stockholders who follow the proper procedures in submitting the recommendation. The Board will consider candidates recommended by stockholders using the same criteria it applies to candidates recommended by directors. To be considered for election at an annual meeting, the recommendation must be submitted no later than November 10, 2013. The recommendation must by in writing addressed to the Secretary and must include the following: (i) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating Committee; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding each of the factors listed above (other than the factor regarding board size and composition) sufficient to enable the Nominating Committee to evaluate the candidate; (v) a statement detailing any relationship between the candidate and any competitor of the Company; (vi) detailed information about any relationship or understanding between the writer and the candidate; and (vii) a statement that the candidate is willing to be considered and is willing to serve as a director if nominated and elected.

Compensation Committee Interlocks and Insider Participation

No person who served on the Compensation Committee in fiscal year 2013 was, during the year or previously, an officer or employee of the Company or had a relationship with the Company requiring disclosure under Item 404 of Regulation S-K.  Since March 2009 Mr. Marrero has served as the Chief Executive Officer of the specialty finance companies of General Finance Group, Inc., a company controlled by Ronald Valenta.  Mr. Valenta has the power to set Mr. Marrero's incentive compensation. No other interlocking relationship exists between any member of the Board and any member of any other company’s board of directors or compensation committee.

Review and Approval of Transactions with Related Persons

The Company has not adopted a formal written policy regarding transactions with related persons. The Company’s Code of Ethics for Directors, Officers and Employees (“Code of Ethics”) requires the disclosure of all potential conflicts of interest. Delaware law in turn requires that each director or officer disclose to the Board all material facts relating to such director’s or officer’s relationship or interest in a proposed contract or transaction and that a majority of the Board, with any interested director abstaining, approve the contract or transaction in good faith.

The Company’s Board is responsible for reviewing any proposed transaction with related persons. The Board considers all relevant information in deciding whether to approve or reject a transaction with a related person.

Information relating to transactions between the Company and related persons is set forth in “Transactions with Related Parties.”

Communication with the Board Directors

Stockholders may communicate with the Board in writing by mail delivered to the following address: General Finance Corporation, 39 East Union Street, Pasadena, California 91103, Attention: Secretary. All notices and communications received in writing will be distributed to the Chairman of the Board or the chairman of the appropriate Board committee.

Code of Ethics

The Company’s Code of Ethics applies to all our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics sets forth the guiding principles by which the Board, officers and employees operate the Company’s businesses. The Code of Ethics is posted on our Internet website at www.generalfinance.com under the “Corporate Governance” section.

We will provide a copy of the Code of Ethics upon written request delivered to General Finance Corporation, 39 East Union Street, Pasadena, California 91103, Attention: Secretary.

Compensation of Directors

We currently have five non-employee directors that qualify for compensation.

The following table provides information concerning the compensation of the directors for fiscal year 2013:

Director Compensation
Fees Earned
or Paid in
Name	Cash ($)
Lawrence Glascott	$83,000

David M. Connell	77,500

Manuel Marrero	44,000

James B. Roszak	79,000

Susan L. Harris	67,500

Ronald F. Valenta	—

In October 2011, the Compensation Committee approved a new schedule of compensation of our non-employee directors effective January 1, 2012 which, as reflected by the table below, established that if a single committee meeting or multiple committee meetings are held on the same day, a director will receive a fee of $1,500. The following table summarizes the schedule of compensation of our non-employee directors (directors who also serve as officers currently receive no additional compensation for their services as directors). In addition to the compensation set forth below, each director is also eligible for reimbursement of reasonable expenses incurred in connection with the director’s services.

Annual Retainer—Chairman of the Board	$60,000
Annual Retainer—Non-Employee Directors	40,000
Additional Annual Retainer — Audit Committee Chair	12,000
Additional Annual Retainer — Compensation Committee Chair	10,000
Additional Annual Retainer — Nominating and Governance Committee Chair	6,000
Committee Meeting Attendance Fee	1,500

The annual retainers are payable in advance in quarterly installments, and committee fees are paid at the end of each quarter. The Chairman of the Board shall have the discretion to pay additional fees to directors for meetings other than regular meetings of the Board. Upon reelection to the Board, each non-employee director will receive a stock option grant to acquire 9,000 shares of common stock with an exercise price determined based upon the closing price of the Company’s common stock on the date of grant, subject to a vesting schedule in which one-third of the options granted will vest on each of the first three anniversaries of the grant date.

Director Attendance at Annual Meetings

We have scheduled a board meeting in conjunction with our Annual Meeting and expect that our directors will attend, absent a valid business or personal reason not to attend.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE BOARD NOMINEES.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

On November 8, 2011, the Audit Committee approved the engagement of Crowe Horwarth LLP, or Crowe, as our independent registered public accounting firm.

The Audit Committee has selected Crowe as our independent auditors for fiscal year ending June 30, 2014, or fiscal year 2014. We are asking the stockholders to ratify this selection. We expect a representative from Crowe to participate in the Annual Meeting and the representative will have the opportunity to make a statement if desired and to respond to appropriate questions by stockholders.

Aggregate fees billed to us by Crowe for professional services rendered with respect to our fiscal year ended June 30, 2012, or fiscal year 2012, and fiscal year 2013 were as follows:

	2012	2013

Audit Fees	$513,878	$541,956
Audit-Related Fees	42,545	100,150
Tax Fees	95,418	28,975
All Other Fees	5,282	---

In the above table, in accordance with the SEC's definitions and rules, “audit fees” are fees we paid for professional services for the audit of our consolidated financial statements, including those in our Annual Report on Form 10-K and local statutory audit requirements and reviews of our Quarterly Reports on Form 10-Q. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. “Tax fees” are fees for tax compliance, tax advice and tax planning.

The policy of the Audit Committee is that it must approve in advance all services (audit and non-audit) to be rendered by the Company’s independent auditors. The Audit Committee approved in advance the engagement of Crowe for services in fiscal year 2012 and fiscal year 2013.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF CROWE AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2014.

The ratification of the selection of Crowe requires the affirmative vote of the holders of a majority of the number of shares voting on this matter. If the stockholders do not ratify the selection, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting other independent auditors for fiscal year 2014. Because of the difficulty and expense of substituting accounting firms, it is the intention of the Audit Committee that the appointment of Crowe for fiscal year 2014 will stand unless, for a reason other than the adverse vote of the stockholders, the Audit Committee deems it necessary or appropriate to make a change. The Audit Committee also retains the power to appoint another independent auditor at any time or from time to time if it determines it is in our best interests.

PROPOSAL 3:

ADVISORY (NON-BINDING) RESOLUTION REGARDING EXECUTIVE COMPENSATION
 (SAY-ON-PAY)

Background

Our 2013 Annual Meeting is the first annual meeting of stockholders at which the Company, as a smaller reporting company, is required to hold an advisory, or non-binding, vote on its executive compensation policies. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that Company stockholders have the opportunity to cast an advisory, or non-binding, vote on executive compensation, commonly known as a “Say-on-Pay” vote.  The Dodd-Frank Act requires that we hold an advisory vote on executive compensation at least once every three years.

This advisory vote on executive compensation is a non-binding vote on the compensation of our Named Executive Officers.  The vote solicited by this proposal will not bind the Company, the Board or our Compensation Committee.  The Company nevertheless values the opinions of our stockholders and, if Proposal No. 3 concerning executive officer compensation was not approved, the Company would seriously evaluate stockholder concerns and consider what action, if any, to take in response.

The compensation program for our Named Executive Officers is described in the Compensation Discussion and Analysis section (“CD&A”) and in the disclosure relating to executive compensation set forth in this Proxy Statement. Please read the CD&A section starting on page 19 of this Proxy Statement for a detailed discussion about our executive compensation programs.

The CD&A section of this Proxy Statement describes the Company’s executive compensation program and compensation philosophy. The Compensation Committee has structured the Company's compensation programs to align executive officers' and stockholders' interests.  The Compensation Committee achieves this alignment by establishing long-term strategic goals intended to increase stockholder value and by rewarding executive’s achievement of those goals.

The CD&A section of this Proxy Statement also discusses how the design of the executive compensation program achieves key goals.  The key goals served by the design of the executive compensation program are the reinforcement of the business strategy, the balancing of rewards for short-term and long-term strategic objectives, the motivation of executives to achieve a high degree of business performance without taking undue risk, the alignment of executives’ and stockholders’ interests and the attraction and retention of skilled executives who will increase stockholder value.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:

“RESOLVED, that the stockholders of General Finance Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in the Company’s definitive Proxy Statement for the 2013 Annual Meeting of Stockholders.

Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as stated in the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

Vote Required

The votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” this proposal.

PROPOSAL 4:

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTE ON EXECUTIVE COMPENSATION
 (SAY-WHEN-ON-PAY)

Our 2013 Annual Meeting is the first annual meeting of stockholders at which the Company, as a smaller reporting company, is required to hold an advisory, or non-binding, vote stockholder vote concerning whether a future Say-on-Pay vote should occur every one, two or three years, commonly referred to as “Say-When-On-Pay” vote. You may vote to hold have the option to vote for any one of the three options, or to abstain on the matter. For the reasons described below, our Board recommends that our stockholders select a “Say-When-On-Pay” vote every three years. We are required to solicit stockholder approval on the frequency of future Say-on-Pay proposals at least once every six years, although we may seek stockholder input more frequently.

Our Board believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our stockholders. Our Board has determined that an advisory vote on executive compensation every three years is the best approach for the Company based on a number of considerations, including the following:

•
Our compensation program does not change significantly from year to year and is designed to induce performance over a multi-year period. A vote held every three years would be more consistent with, and provide better input on, our long-term compensation, which constitutes a significant portion of the compensation of our Named Executive Officers;

•
Holding a “Say-When-On-Pay” vote every three years gives the Board and the Compensation Committee sufficient time to thoughtfully consider the results of the advisory vote, to engage with stockholders to understand and respond to the vote results and effectively implement any appropriate changes to our executive compensation policies and procedures;

•
A three-year vote cycle will provide stockholders with a more complete view of the amount and mix of components of the compensation paid to our Named Executive Officers, as the amount and mix of components may differ from year to year;

•
A three-year period between votes will give stockholders sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcomes of the Company, and whether the components of the compensation paid to our Named  Executive Officers have achieved positive results for the Company; and

•
Many large stockholders rely on proxy advisory firms for vote recommendations. We believe that a triennial vote on executive compensation, rather than an annual or biennial vote, will help proxy advisory firms provide more detailed and thorough analyses and recommendations. Less frequent Say-on-Pay votes will improve the ability of institutional stockholders to exercise their voting rights in a more deliberate, thoughtful and informed way that is in the best interests of stockholders.

Our stockholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in the years when Say-on-Pay votes do not occur.

We understand that our stockholders may have different views as to what is the best approach for General Finance Corporation, and we look forward to hearing from our stockholders on this Proposal No. 4.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year, or abstain from voting when you vote in response to the resolution set forth below.

Recommendation

Our Board of Directors unanimously recommends a vote “Say-When-On-Pay” vote every three years. Proxies will be so voted unless stockholders specify otherwise in their proxies.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee oversees the financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K filed with the SEC and the unaudited financial statements included with Quarterly Reports on Form 10-Q filed with the SEC.

The Audit Committee met and discussed with management and the independent auditors the matters required to be discussed by Statements on Accounting Standards (SAS) No. 61. These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting and the reasonableness of the significant judgments and management decisions made in developing the financial statements. In addition, the Audit Committee has discussed with the independent auditors their independence from the Company and has received the written letter from the independent auditors required by Independence Standards Board Standard No. 1.

The Audit Committee also met and discussed with the independent auditors the overall scope and objectives of the audit, the Company’s internal controls and critical accounting policies and the specific results of the audit. Management was present at all or some part of each of these meetings.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is neither the Committee’s duty nor responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and may not be, and do not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, members have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, consultations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent accountants are in fact “independent.”

Respectfully Submitted,

James B. Roszak, Chairman
Lawrence Glascott
David M. Connell

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 17, 2013, by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Unless otherwise noted, we believe that each beneficial owner named in the table has sole voting and investment power with respect to the shares shown, subject to community property laws where applicable. An asterisk (*) denotes beneficial ownership of less than one percent.

	Beneficial Ownership
	Number of	Percent of
Name	Shares(1)	Class(1)
Ronald F. Valenta(2)(3)	4,402,721	18.1%
James B. Roszak(2)(4)	65,875	(* )
Lawrence Glascott(2)(5)	103,100	(* )
Manuel Marrero(2)(6)	89,250	(* )
David M. Connell(2)(7)	67,499	(* )
Susan Harris(2)(8)	16,500	(* )
Charles E. Barrantes(2)(9)	292,750	1.2%
Christopher Wilson(2)(10)	306,950	1.2%
Jeffrey Kluckman(2)(11)	66,838	(* )
Robert Allan(12)(13)	115,255	(* )
Theodore M. Mourouzis(14)(15)	472,518	1.9%
Gilder, Gagnon, Howe & Co. LLC(16)	652,466	2.7%
Olowalu Holdings, LLC(17)	2,680,498	11.0%
2863 S. Western Avenue Palos Verdes, California 90275
Jonathan Gallen(18)	250,000	1.0%
299 Park Avenue, 17th Floor New York, New York 10171
Neil Gagnon(19)	4,069,278	16.7%
1370 Avenue of the Americas, Suite 2400 New York, New York 10019
Jack Silver(20)	784,000	3.2%
SIAR Capital LLC 660 Madison Avenue New York, New York 10021
Ronald L. Havner, Jr.(21)	2,538,655	10.4%
LeeAnn R. Havner The Havner Family Trust c/o Karl Swaidan Hahn & Hahn LLP 301 East Colorado Boulevard, Suite 900 Pasadena, California 91101
Ebb Tide Investments Limited(22)	1,059,336	4.4%
Second Floor Windsor Place 22 Queen Street Hamilton, HM HX Bermuda
All executive officers and directors as a group (eleven persons)	5,999,256	23.9%

(1)
Based on 24,336,925 shares of common stock outstanding. In accordance with the rules of the SEC, person is deemed to be the beneficial owner of shares that the person may acquire within the following 60 days (such as upon exercise of options or warrants or conversion of convertible securities). These shares are deemed to be outstanding for purposes of computing the percentage ownership of the person beneficially owning such shares but not for purposes of computing the percentage of any other holder.

(2)	Business address is c/o General Finance Corporation, 39 East Union Street, Pasadena, California 91103.

(3)	Includes 4,351,671 (including 45,500 restricted shares) shares owned and 51,050 shares owned by Mr. Valenta’s wife and minor children.

(4)	Includes 50,875 shares owned and 15,000 shares that may be acquired upon exercise of options.

(5)	Includes 88,100 shares owned and 15,000 shares that may be acquired upon exercise of options.

(6)	Includes 71,250 shares owned and 18,000 shares that may be acquired upon exercise of options.

(7)	Includes 49,499 shares owned and 18,000 shares that may be acquired upon exercise of options.

(8)	Includes 1,500 shares owned and 15,000 shares that may be acquired upon exercise of options.

(9)	Includes 47,750 shares (including 14,500 restricted shares) owned and 245,000 shares that may be acquired upon exercise of stock options.

(10)	Includes 61,950 shares (including 14,500 restricted shares) owned and 245,000 shares that may be acquired upon exercise of stock options

(11)	Includes 46,113 shares (including 14,500 restricted shares) owned, 525 shares owned by Mr. Kluckman’s minor children and 20,000 shares that may be acquired upon exercise of stock options.

(12)	Business address is Suite 201, Level 2, 22-28 Edgeworth David Avenue, Hornsby, New South Wales, Australia 2077

(13)	Includes 30,255 shares owned and 85,000 shares that may be acquired upon the exercise of stock options.

(14)	Business address is 9155 Harrison Park Court, Indianapolis, IN 46216.

(15)	Includes 404,699 shares (including 14,500 restricted shares) owned, 2,819 shares owned by Mr. Mourouzis' minor children and 65,000 shares that may be acquired upon exercise of stock options.

(16)
Information is based upon an Amendment to Schedule 13G filed on July 12, 2010. Gilder, Gagnon, Howe & Co. LLC is a New York limited liability and broker or dealer registered under the Securities Exchange Act of 1934. The shares shown include 28,865 shares as to which Gilder, Gagnon, Howe & Co. LLC has sole voting power and 880,871 shares as to which it has investment power. Of these 880,871 shares, 772,678 shares are held in customer accounts under which partners or employees of Gilder, Gagnon, Howe & Co. LLC have discretionary authority to dispose or direct the disposition of the shares, 108,193 shares are held in accounts of its partners and 28,865 shares are held in its profit-sharing plan.

(17)
Information is based upon Amendment No. 4 to Schedule 13G filed on January 3, 2013. Olowalu Holdings, LLC (“Olowalu”), is a Hawaiian limited liability company, of which Rick Pielago and Marc Perez are the managers. Olowalu shares voting and investment power as to all of the shares shown with U.S. Commonwealth Life A.I., a Puerto Rican company, and the Ronald Valenta Irrevocable Life Insurance Trust No. 1, a California trust, of which Mr. Pielago is trustee. The Ronald Valenta Irrevocable Life Insurance Trust No. 1 is an irrevocable family trust established by Ronald F. Valenta in December 1999 for the benefit of his wife at the time, any future wife, and their descendants. Mr. Valenta, himself, is not a beneficiary of the Trust, and neither he nor his wife or their descendants has voting or investment power, or any other legal authority, with respect to the shares shown. Mr. Valenta disclaims beneficial ownership of the shares held by the Trust. Mr. Pielago and Mr. Perez may be deemed to be the control persons of Olowalu, and Mr. Pielago may be deemed to be the control person of the Ronald Valenta Irrevocable Life Insurance Trust No. 1.

(18)	Information is based upon an Amendment to Schedule 13G filed on February 16, 2010. The shares shown are held by Ahab Opportunities, L.P. and Ahab Opportunities, Ltd.

(19)	Information is based upon an Amendment to Form 4 filed on October 9, 2013.

(20)	Information is based upon an Amendment to Schedule 13G filed on December 11, 2009. The shares shown are held by Sherleigh Associates Inc. Profit Sharing Plan, a trust of which Mr. Silver is a trustee.

(21)
Information is based upon Amendment No. 4 to Schedule 13D filed on December 31, 2012. The shares shown include 2,000 shares as to which Ronald L. Havner has sole voting power, 3,000 shares as to which his wife, LeeAnn R. Havner, has sole voting power, 1,038,655 shares owned by The Havner Family Trust of which Mr. Havner and Mrs. Havner serve as Co-Trustees, and 1,500,000 shares owned by JCS Ventures, LLC, a limited liability company of which Mr. Havner and Mrs. Havner act as managers. Mr. and Mrs. Havner may he deemed to beneficially own all of the shares held by the Trust.

(22)
Information is based on Amendment No. 5 to Schedule 13G filed January 3, 2013. Ebb Tide Investments Limited (“Ebb Tide”) is a Bahamas limited company, of which Colin James is the director. Ebb Tide shares voting power with Magna Carta Life Insurance Ltd. (“Magna Carta”), a Bermuda limited company. Ebb Tide, Magna Carta and HFD Family Trust (“HFD Trust”), a Cayman Islands Trust of which Rick J. Pielago is the protector. The HFD Trust is an irrevocable family trust established by Ronald F. Valenta in August 2008 for the benefit of his minor children and their descendants. Mr. Valenta, himself, is not the beneficiary of the HFD Trust, and neither he nor his minor children nor their descendants have voting or investment power, of any other legal authority, with respect to the shares shown. Mr. Valenta disclaims beneficial ownership of the shares held by Ebb Tide, Magna Carta and the HFD Trust. Colin James may be deemed to be the control person of Magna Carta, and Mr. Pielago may be deemed to be the control person of Ebb Tide and the HFD Trust.

COMPLIANCE WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and 10% stockholders to file reports with the SEC on changes in their beneficial ownership of common stock and to provide us with copies of the reports. A Form 4 was filed late on May 22, 2013 for 500 shares of common stock acquired by Susan Harris on April 8, 2013 upon the exercise of warrants.  Except for this late filing referenced in the preceding sentence, we believe that all of these persons filed all required reports on a timely basis in fiscal year 2013.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEEE REPORT

     The following report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by the Company under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2013 Proxy Statement.  Based on our review and discussion, we have recommended to the Board that the following Compensation Discussion and Analysis be included in the Company’s 2013 Proxy Statement.

Compensation Committee

David M. Connell (Chair)
Susan L. Harris
James B. Roszak

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Objectives

The Company’s compensation program aligns the interests of our executive officers with the interests of our stockholders. The Company's compensation programs do so by establishing long-term and strategic goals to increase stockholder value and rewarding the achievement by executive officers of those goals.  We therefore structure the compensation of our executive officers to reward the achievement of the strategic goals that drive stockholder value.

Advisory Vote in Executive Compensation

As a smaller reporting company, as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, at our 2013 annual meeting of stockholders we will hold our first advisory vote on executive compensation and our first advisory vote on the frequency of future advisory votes on executive compensation.

Executive Compensation Program

The Compensation Committee of the Board is responsible for the establishment and development of the Company’s compensation philosophy. The Compensation Committee establishes, implements and monitors the structure of the Company’s executive compensation program.

The Compensation Committee designs the executive compensation program to achieve the following key goals:

•	Reinforce the business strategy;

•	Balance rewards addressing both short-term and long-term strategic objectives;

•	Motivate executives to deliver a high degree of business performance without encouraging unnecessary risk taking;

•	Align executives’ interests with the stockholders’ interests; and

•	Attract and retain talented executives whose skills and achievements will increase stockholder value.

In May 2011, the Company completed an initial public offering in Australia of a non-controlling interest in Royal Wolf Holdings Limited (“Royal Wolf Holdings”).  Following the initial public offering General Finance Corporation owns a majority of the capital stock of Royal Wolf Holdings.  In connection with the initial public offering (“IPO”), a board of directors and a Nomination and Remuneration Committee composed of a majority of independent directors were elected.  General Finance Corporation and Royal Wolf Holdings also entered into a Separation Agreement in connection with the initial public offering by Royal Wolf Holdings. The Nomination and Remuneration Committee of Royal Wolf Holdings recommends compensation arrangements for Mr. Allan to the board of directors of Royal Wolf Holdings, which approves Mr. Allan's compensation arrangements, subject to the rights of General Finance Corporation under the Separation Agreement. The Separation Agreement provides that while General Finance Corporation owns a majority of Royal Wolf Holdings, prior to entering into or proposing any arrangement or agreement relating to employment or remuneration with any person deemed to be a “named executive officer” of General Finance Corporation, take into account the views of General Finance Corporation.  The Separation Agreement also provides that Royal Wolf Holdings may not enter into an arrangement or agreement relating to employment or remuneration with any person deemed to be a named executive officer unless unanimously approved by the Royal Wolf Holdings board of directors, on which a director appointed by General Finance Corporation serves, or, the shareholders of Royal Wolf Holdings.

The Compensation Committee believes the structure and implementation of the executive compensation program in fiscal year 2013 implemented its compensation philosophies. The structure of the non-equity, performance-based incentive compensation for fiscal year 2013, which set 40% to 50% of potential annual bonuses for our chief executive officer, chief financial officer, general counsel and vice president of business development based upon achieving earnings before interest, income taxes, depreciation and amortization and after non-operating costs, or EBITDA. The remaining non-equity, performance-based incentive compensation for these executives was based on the attainment of key performance indicators created for each executive. The compensation program established goals for Mr. Mourouzis as the president of finance of Pac-Van equal to 45% of the annual bonus upon the attainment of budget and product class rental revenue targets and 55% of the annual bonuses based on achieving EBITDA budget. The Nomination and Remuneration of Royal Wolf Holdings established non-equity performance based compensation for fiscal year 2013 for Mr. Allan under which 37.5% of his potential bonus based on Royal Wolf Holdings' achievement of EBITDA goals and 62.5% of his potential bonus based on the achievement of key objectives and performance indicators. The Compensation Committee believes this compensation program structure focuses the executive team on increasing revenues and profitability, a key element of the Company’s business strategy.  Other metrics of performance-based incentive compensation included keeping capital expenditures below budget, improving back office efficiency, debt covenant compliance, improvement of sales techniques and individual goals.  The Compensation Committee believes that the compensation plans of Pac-Van and Royal Wolf, and the risks taken by their respective management teams to meet compensation plan goals, do not vary significantly between the two businesses.

The Compensation Committee also believes that compensation plans and practices of the Company, Pac-Van and Royal Wolf do not create risks that are reasonably likely to have a material adverse effect on the Company. For fiscal year 2014, the Compensation Committee granted the Named Executive Officers stock options which vest ratably over three years based on continued employment and restricted stock awards which vest over 39 months subject to achieving adjusted EBITDA and return of capital targets for the fiscal years ending June 30, 2014 and 2015. In addition, the fiscal year 2014 non-equity, performance-based compensation goals are based upon a variety of metrics, which include EBITDA, the completion of acquisitions, risk management, the implementation of best practices, the increase of revenues from certain product lines, safety and accounts receivable.  This variety of metrics requires executives to consider a variety of operating results in pursuing their compensation goals.  The grant of stock options and restricted stock to the Named Executive Officers which are based upon multi-year cumulative EBITDA goals that are subject to adjustment for U.S. Dollar to Australian currency exchange rates and debt levels over established thresholds.  The Compensation Committee believes that the structure of the grants of stock options and restricted stock emphasize long-term results, thereby reducing the risk that executives would take undue risk to achieve short-term goals. The Compensation Committee therefore believes the structure of the compensation plans for annual bonuses and the multi-year vesting of stock options do not create risks that are reasonably likely to have a material adverse effect on the Company.

For the fiscal year 2013, the principal components of compensation for the principal executive officer, the principal financial officer and the other three most highly compensated executive officers, or collectively the Named Executive Officers, were:

1.	Annual base salary;

2.	Non-equity performance-based annual incentive compensation; and

3.	Long-term equity incentive compensation.

In fiscal year 2013, the Compensation Committee retained Semler Brossy to advise it with respect to setting compensation levels and awards for our Named Executive Officers. Semler Brossy provided the Compensation Committee with an analysis of the compensation program of the Company and a benchmarking analysis which compared each element of the Company's compensation program with the compensation program of industry competitors and other comparable companies. Our Compensation Committee made all final compensation decisions for our Named Executive Officers for fiscal year 2013, except for Mr. Allan for whom all final compensation decisions are made by the Nomination and Remuneration Committee of Royal Wolf Holdings Limited.

Elements of Compensation.

Base Salaries. Annual base salaries provide executive officers with a minimum level of cash compensation. We establish base salaries at levels so that a significant portion of the total cash compensation such executives can earn is performance-based (through annual incentive compensation). Base salaries are set based on factors, as applicable, that include whether a salary level is competitive with comparable companies, the recommendations of Mr. Valenta for the other Named Executive Officers and the business judgment of the members of the Compensation Committee, as discussed further below. The Compensation Committee reviews base salaries annually for the Named Executive Officers.  Messrs. Barrantes, Mourouzis and Valenta received 11.1%, 9.5% and 18.1% increases, respectively, in base salary in fiscal year 2013.

Bonuses. Annual cash bonuses are designed to reward our executive officers, including each of the Named Executive Officers and certain employees, for achievement of financial and operational goals and individual performance objectives to enable us to meet long and short-term goals. In fiscal year 2013 the objectives related to financial factors, such as goals for EBITDA, accounts receivable, revenues from certain product lines and the achievement of other corporate, operational and financial goals. These goals and bonuses are determined annually at the discretion of the Compensation Committee in consultation with the Chief Executive Officer.

The Committee’s decision to pay a portion of the annual cash bonuses for fiscal year 2013 performance was based upon the achievement of some of the Company’s strategic goals the Named Executive Officers and other officers. The Compensation Committee predetermined strategic goals for each Named Executive Officer, assessed the achievement of those goals and determined actual bonus amounts based upon the recommendations of Mr. Valenta and their collective business judgment. The Compensation Committee sets these goals after considering a variety of factors. The Compensation Committee does not believe that the structure of the bonuses or equity based compensation will require the executive officers to operate the Company’s businesses in ways or using methods that will expose the Company to risks that are reasonably likely to have a material adverse effect on the Company.

Equity-Based Compensation.  Equity awards of stock options and restricted stock are long-term incentives designed to reward long-term growth in the stockholder value. Stock options and restricted stock assist in the retention of executives because they are not exercisable at the time of grant and achieve their maximum value only if vesting conditions, which include performance goals and continued employment are met. Stock options and restricted stock have value solely to the extent that the price of our common stock increases over the exercise price set as of the date of grant. The Compensation Committee believes that our executive officers should have an incentive to improve the Company’s performance by having an ongoing stake in the success of our business. The Compensation Committee seeks to create this incentive by granting executive officers stock options and restricted stock.

Stock Option and Restricted Stock Grant Practices

Grants of stock options and restricted stock to all of our executive officers and other employees, including the Named Executive Officers, must be approved by the Compensation Committee of the Board, which consists entirely of independent directors. Grants occur only at meetings of the Compensation Committee and such grants are made effective as of the date of the meeting or a future date, as in the case of the hiring of a new employee. Awards of stock options and restricted stock are not timed in coordination with the release of material non-public information. The exercise price of all stock options and restricted stock granted is equal to the closing market price of our common shares on the date of grant.

Stock options and restricted stock are granted with an exercise price of not less than 100% of the fair market value of our common shares on the date of grant, so that the executive officer may not profit from the option unless the price of our common shares increases.

The Compensation Committee determines stock option and restricted stock award levels in their discretion, primarily based on the recommendations of Mr. Valenta, consideration of the importance of an individual’s responsibilities and performance within the Company and equity awards at comparable companies.

Options and restricted stock granted by the Compensation Committee also are designed to help us retain executive officers in that options and restricted stock are not exercisable at the time of grant, and achieve their maximum value only if performance criteria are met or if the executive remains in the Company’s employ for a period of years. All options granted in fiscal year 2013 vest ratably over three years based on continued employment. The Compensation Committee believes that these vesting arrangements align the interests of option holders with stockholders by emphasizing a long-term view of building shareholder value.  The Compensation Committee also believes that multi-year vesting reduces the risks that could arise from undertaking initiatives to realize annual EBITDA goals, such as through acquisitions or capital expenditures, that could attain short-term goals while adversely effecting long-term shareholder value.

Named Executive Officers were also granted restricted stock in fiscal year 2013 that vest based on the attainment of EBITDA and return on capital targets in fiscal years 2014 and 2015 and continued employment.

Grants of stock options and restricted stock under the Company’s 2009 Stock Incentive Plan are subject to the Plan’s recoupment provisions which require each optionholder to forfeit all or any portion of an option grant and to reimburse the Company for all proceeds received from exercising stock options and restricted stock if (i) payment, grant or vesting was predicated on the achievement of financial results that were subsequently the subject of a material financial misstatement, (ii) the Board determines the optionholder or holder of restricted stock engaged in fraud or misconduct that caused or partially caused the material financial restatement of the Company or any affiliate and (iii) a lower payment, award or besting would have occurred based on the financial results.

Role of Executive Officers.

In general, Mr. Valenta attends all meetings of the Compensation Committee at which compensation of the other Named Executive Officers or compensation policy is reviewed other than when his compensation is being discussed. Mr. Valenta does not vote on items before the Compensation Committee. The Compensation Committee and the Board solicit Mr. Valenta’s views on the performance of the executive officers who report to him.

Compensation Surveys.

Each component of compensation we pay to our Named Executive Officers—salary, cash bonuses, stock options and restricted stock—is based generally on the Committee’s assessment of each individual’s role and responsibilities. Consideration of market rates is an additional factor reviewed by the Committee in determining compensation levels. The Compensation Committee engaged Semler Brossy as its compensation consultants to analyze the Company's compensation program, to provide a benchmarking analysis which compared the Company's compensation program to industry peers and comparable companies and to assist with the design and implementation of the Company's compensation program.

The Compensation Committee also bases its payment of base salary and annual bonuses for Named Executive Officers, other than the chief executive officer, on the attainment of objectives established by the Compensation Committee, based upon recommendations from Mr. Valenta. In establishing individual bonuses for senior executives, the Compensation Committee considers growth in the enterprise value, common stock price, EBITDA and other financial and corporate objectives, together with the executive officer’s contribution to the Company’s growth and profitability.

Compensation of Executives

The Compensation Committee sets the base salaries, bonus and equity compensation for the Named Executive Officers after consideration of the recommendations prepared by Mr. Valenta with respect to the appropriate amounts to reward and incentivize each Named Executive Officer. Mr. Valenta used information relating to each executive officer’s responsibilities and achievements in accomplishing the corporate objectives set by the Compensation Committee for the previous year, his assessment of the individual performance of each Named Executive Officer and to recommend to the Compensation Committee the annual incentive bonuses for each of the other Named Executive Officers.

In June 2013, the Compensation Committee considered the achievement of the Company’s fiscal year 2013 revenues and EBITDA and the recommendations of Mr. Valenta with respect to the individual performance of the other Named Executive Officers and the payment of bonuses for fiscal year 2013. The Compensation Committee considered the completion by the Named Executive Officers of certain strategic and operational initiatives during fiscal year 2013, such as General Finance Corporation exceeding its EBITDA targets and Pac-Van operating results exceeding its EBITDA targets for fiscal year 2013.

Based on the review of the Compensation Committee and the consideration of Mr. Valenta’s recommendations, Mr. Valenta’s received a bonus of $225,000 for fiscal year 2013, and Mr. Valenta’s annual base salary and target bonus amount for fiscal year 2014 will be $400,000 and $225,000, respectively.  Mr. Barrantes, Mr. Wilson, Mr. Mourouzis and Mr. Allan received bonuses for the achievement of specific individual objectives, and bonuses based on EBITDA targets were awarded to Messrs. Barrantes, Wilson and Allan.  Mr. Barrantes received his bonus based on his management of taxes, investing of cash, improving back-office productivity and capital markets initiatives. The specific objectives for the payment of a portion of Mr. Wilson's bonus included the management of legal counsel, timely and accurate legal filings and development of his staff. The specific objectives of Mr. Allan's bonus included an EBITDA target, EBITDA margin goals, capital expenditures goals and sales program improvements, while Mr. Mourouzis’ specific objectives included an EBITDA target, the introduction of best practices, debt covenant compliance and storage customer goals. Following its assessment of their completion of strategic and operational initiatives, the Compensation Committee awarded cash bonuses for fiscal year 2013 to Mr. Barrantes of $125,000, to Mr. Wilson of $121,250, to Mr. Allan of $129,873 and to Mr. Mourouzis of $77,600.

The implementation of the executive compensation program also underlined our commitment to pay for performance.  Executives who achieved annual, long-term and strategic goals received compensation in accordance with their compensation plans, while executives who failed to achieve their goals received compensation corresponding to their performance. The Company's chief executive officer received 129% of his target bonus based on the completion of investor relations objectives, the introduction of new product lines, growth in specific markets, the completion of acquisitions and continued development of the Company's strategic plan. The president of Royal Wolf Holdings received 92.6% of this target bonus based on Royal Wolf Holdings EBITDA and the attainment of individual goals. The president of Pac-Van received a bonus equal to approximately 97% of his target bonus based on Pac-Van EBITDA and achieving other goals.  The chief financial officer and general counsel of General Finance Corporation received 125% and 121%, respectively, of their target bonus amounts due to achievement of General Finance Corporation EBITDA and other individual goals.

The executive compensation program therefore reflected the Company’s compensation philosophies by reducing executive compensation when the Company’s business goals were not met.

In June 2013, after consultation with Mr. Valenta, the Compensation Committee set fiscal year 2014 annual base salaries and corporate performance targets for fiscal year 2014 annual cash bonuses for the Named Executive Officers other than Mr. Valenta. The fiscal year 2014 annual base salaries of Mr. Barrantes, Mr. Wilson, Mr. Allan and Mr. Mourouzis were increased by $10,000, $20,000, AUD$76,365 and $22,961, respectively. The Compensation Committee determined that the corporate performance targets for annual cash bonuses for fiscal year 2014 performance for each of the Named Executive Officers would be if the Company achieves specific EBITDA goals. The Committee believes that the goals, while challenging, particularly in the current economic environment, are achievable.  Neither the Committee nor Mr. Valenta believe that the fiscal year 2014 goals will require the Named Executive Officers to take risks to achieve their EBITDA goals that are reasonably likely to have a material adverse effect on the Company.

Severance

Pursuant to separate employment agreements with Mr. Valenta, Mr. Barrantes and Mr. Wilson, we will make a severance payment equal to one year’s salary if such person's employment is terminated by General Finance without cause or by the employee for good cause, each as defined in their respective employment agreements.

Each of these three employment agreements provide that each executive may be terminated for cause, and General Finance would therefore not be required to pay severance equal to one year's salary, if such executive breaches his employment agreement, commits any act of personal dishonesty, fraud or breach of fiduciary duty or trust, is convicted of or pleads guilty or no contest to any theft, fraud, breach of fiduciary duty or crime involving moral turpitude or felony, committed acts which give rise to liability for discrimination or harassment, violates directions from the Board or chief executive officer, acts in a manner that harms the reputation of General Finance, is found liable of violating securities or other laws, fails to advance or cooperate with any investigation by General Finance or misrepresents his experience or employment history.

Each of Mr. Valenta, Mr. Barrantes and Mr. Wilson may terminate their employment for good reason and receive severance equal to one year's salary if General Finance reduces their base salary, permanently relocates their place of employment more than 40 miles from their current residence, hires a person to perform the job functions currently performed by such executive or assigns such executive duties beneath the duties they ordinarily perform.

We may also elect to pay six months’ compensation to Mr. Allan in lieu of providing six months prior notice of termination of his employment. The employment agreement of Mr. Mourouzis does not provide for the payment of severance if his employment is terminated without cause, as defined in his employment agreement.

Clawback Policy

The Compensation Committee will adopt a clawback policy once the SEC has adopted rules to implement the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all fiscal 2013 bonus and equity compensation awards are subject to the clawback policy to be adopted.

Perquisites and Other Personal Benefits

We do not have programs in place to provide personal perquisites for our executive officers. The Company reimburses Mr. Valenta for up to $2,500 per month for a car allowance, health, dental, vision and/or supplement disability premiums.  Mr. Barrantes and Mr. Wilson participate in the medical and dental insurance of Pac-Van at the expense of the Company. Messrs. Valenta, Barrantes and Wilson are also eligible to participate in the 401(k) retirement plan of Pac-Van, Inc. Mr. Mourouzis is eligible to participate in the medical and dental insurance of Pac-Van. Mr. Allan participates in medical and dental insurance of Royal Wolf and Royal Wolf contributes to Mr. Allan’s retirement plan as required by Australian law. We do not have any other retirement plans under which our executive officers may participate.

Tax & Accounting Considerations

Deductibility of Executive Compensation—Code Section 162(m). Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and the three other highest paid employees of a publicly held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by stockholders is excluded from that limitation. Awards of stock options and our annual cash incentive awards are designed in general to qualify for deduction as performance-based compensation. However, while the Compensation Committee considers the tax deductibility of compensation, the Committee has and may approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

Accounting for Stock-Based Compensation.  For the issuances of stock options, the Company follows the fair value provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. FASB ASC Topic 718 requires recognition of employee share-based compensation expense in the statements of income over the vesting period based on the fair value of the stock option at the grant date. For a discussion of valuation assumptions used in the calculation of these amounts for fiscal year 2013, see Note 2, “Summary of Significant Accounting Policies,” and Note 9, “Stock Option Plans,” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2013 filed with the SEC on September 17, 2013.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted,

David M. Connell, Chairman
Susan L. Harris
James B. Roszak

Summary Compensation Table

The following table contains summary compensation information of the following executive officers, or our “Named Executive Officers,” for fiscal years 2013, 2012 and 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (4)		All Other Compensation	Total
Ronald F. Valenta	2013	$325,000	$225,000	$201,565	$129,000	$	─	$880,565
Chief Executive Officer (5)(8)	2012	275,000	146,250	─	67,200		─	488,450
	2011	200,000	97,000	─	12,800		─	309,800

Charles E. Barrantes	2013	$250,000	$125,000	$64,235	$49,900	$	─	$489,135
Chief Financial Officer and	2012	225,000	100,000	─	60,800		─	385,800
Executive Vice President (1)(8)	2011	200,000	100,000	─	154,900		─	454,900

Christopher A. Wilson	2013	$200,000	$121,250	$64,235	$126,600	$	─	$512,085
General Counsel, Vice	2012	200,000	98,500	─	202,200		─	500,700
President and Secretary (2)(8)	2011	200,000	92,500	─	185,900		─	478,400

Robert Allan	2013	$458,635	$129,873	$184,016	$28,400	$	─	$800,924
Chief Executive Officer,	2012	441,925	253,009	70,609	43,500		─	809,043
Royal Wolf (3)(7)	2011	410,527	530,842	158,955	41,800		─	1,142,124

Theodore Mourouzis	2013	$199,039	$77,600	$64,235	$95,200		$1,195	$437,269
President and Chief Operating	2012	181,731	51,730	─	77,600		922	311,983
Officer, Pac-Van, Inc. (6)(8)	2011	175,000	5,000	─	55,000		1,147	236,147

(1)	The employment of Mr. Barrantes commenced in September 2006.

(2)	The employment of Mr. Wilson commenced in December 2007.

(3)
Mr. Allan became a Named Executive Officer in conjunction with our acquisition of Royal Wolf effective September 13, 2007. Australian dollar to U.S. dollar exchange rates used were 0.9146 for fiscal year 2013, 1.0161 for fiscal year 2012 and 1.0597 for fiscal year 2011.

(4)
The amounts shown are derived from the amounts of compensation expense recognized by us relating to the grants of stock options, as described in FASB ASC Topic 718. For a discussion of valuation assumptions used in the calculation of these amounts, see Note 2, “ Summary of Significant Accounting Policies,” and Note 9, “Equity Plans,” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2013 filed with the SEC on September 17, 2013 ("Annual Report on Form 10-K").

(5)	The employment of Mr. Valenta commenced in February 2009.

(6)	Mr. Mourouzis became a Named Executive Officer in conjunction with our acquisition of Pac-Van, Inc. effective October 1, 2008. Other compensation represents 401(k) plan contributions by Pac-Van, Inc.

(7)
Stock awards represent 81,968 shares of Royal Wolf Holdings ("RWH") capital stock issued in connection with its Australian IPO in fiscal year 2011 and compensation expense recognized for 170,000 performance rights for RWH capital stock earned under the Royal Wolf Long Term Incentive Plan ("RWH LTI Plan") in fiscal year 2012 and an additional 204,000 performance rights earned in fiscal year 2013. For a discussion of the RWH LTI Plan, see Note 9 "Equity Plans" of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K. The fiscal year 2012 bonus includes $67,602 under a deferred cash compensation plan at Royal Wolf.

(8)
Stock awards in fiscal year 2013 represent non-vested equity shares, or restricted stock, which value is computed by the number of shares granted times the closing market price of our common stock on the date of grant, or $4.43 per share. The number of non-vested equity shares granted was calculated based upon the probable outcome of the performance conditions being achieved at the 100% target level.  However, the ultimate value received by an executive, if any, of the non-vested equity share award will depend upon not only the actual number of shares earned based on the level of attainment of these performance conditions, but also the share price of our common stock on the date an executive sells those shares once the restrictions are removed.  For a discussion of these non-vested equity shares, or restricted stock, see Note 9 “Equity Plans” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K.

Plan-Based Awards

We have two equity compensation plans, our 2006 Stock Option Plan and our 2009 Stock Incentive Plan. Subsequent to December 2009, grants of stock options will be made only from the 2009 Stock Incentive Plan. The following table provides information concerning each grant of an award made to the Named Executive Officers in fiscal year 2013 under the 2009 Stock Incentive Plan.

		Option Awards			Stock Awards
Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Shares)	Grant Date Fair Value of Option Awards ($)	All Other Option Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Ronald F. Valenta	6/7/2013	62,500	$ 4.43	$ 194,480	─	─	$ ─	$ 201,565

Charles E. Barrantes	6/7/2013	20,000	4.43	62,234	─	─	─	64,235

Christopher A. Wilson	6/7/2013	20,000	4.43	62,234	─	─	─	64,235

Theodore Mourouzis	6/7/2013	20,000	4.43	62,234	─	─	─	64,235

(1)	These options vest over 36 months.
(2)
Amounts reflect the full grant date fair value of each non-vested equity, or restricted stock, award. The number is calculated by multiplying the fair market value of our common share on the date of the grant by the number of shares awarded, which was calculated upon the probable outcome of the performance conditions being achieved at the 100% of target level. Stock awards are entitled to receive dividends if and when and at the same rate that would be paid to all of our common stockholders.

The following table provides information concerning outstanding equity awards as of June 30, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (10)	Market Value of Shares or Units of Stock That Have Not Vested ($)(11)
Ronald F. Valenta	─	76,000	(6)	─	$ 1.06	9/15/2020	─	$ ─ ─
	─	80,000	(8)	80,000	3.11	8/15/2021	─	─
	─	80,000	(7)	80,000	3.15	6/7/2022	─	─
	─	62,500	(9)	─	4.43	6/7/2023	45,500	211,575

Charles E. Barrantes	225,000	─	(1)	─	7.30	9/11/2016	─	─
	20,000	─	(5)	─	1.28	1/26/2020	─	─
	─	28,500	(6)	─	1.06	9/15/2020	─	─
	─	30,000	(7)	30,000	3.00	6/23/2021	─	─
	─	30,000	(7)	30,000	3.15	6/7/2022	─	─
	─	20,000	(9)	─	4.43	6/7/2023	14,500	67,425

Christopher A. Wilson	225,000	─	(2)	─	9.05	12/14/2017	─	─
	20,000	─	(5)	─	1.28	1/26/2020	─	─
	─	28,500	(6)	30,000	1.06	9/15/2020	─	─
	─	30,000	(7)	30,000	3.00	6/23/2021	─	─
	─	30,000	(7)	30,000	3.15	6/7/2022	─	─
	─	20,000	(9)	─	4.43	6/7/2023	14,500	67,425

Robert Allan	85,000	─	(3)	─	8.80	1/22/2018	─	─
	─	38,000	(6)	─	1.06	9/15/2020	─	─

Theodore Mourouzis	40,000	40,000	(4)	30,000	6.40	10/1/2018	─	─
	─	25,650	(6)	─	1.06	9/15/2020	─	─
	─	27,000	(7)	27,000	3.00	6/23/2021	─	─
	─	27,000	(7)	27,000	3.15	6/7/2022	─	─
	─	20,000	(9)	─	4.43	6/7/2023	14,500	67,425

(1)	These options vested in five equal annual installments on September 11 of each of 2007, 2008, 2009, 2010 and 2011 and have a ten-year term.

(2)	These options vested in five equal annual installments on December 14 of each of 2008, 2009, 2010, 2011 and 2012 and have a ten-year term.

(3)	These options vested in five equal annual installments on January 22 of each of 2009, 2010, 2011, 2012 and 2013 and have a ten-year term.

(4)
10,000 of these options vest in five equal installments beginning October 1, 2009 and 30,000 of these options vest in varying periods over 71 months subject to performance conditions based on Pac-Van, Inc. achieving certain EBITDA targets for the fiscal years 2010 through 2013. These stock options are subject to continued service with us and have a ten-year term.

(5)
These options vested over 20 months and were subject to performance conditions based on, among other things, achieving a certain EBITDA target for fiscal year 2010. These stock options have a ten-year term.

(6)
These options vest over four years subject to achieving a three-year cumulative EBITDA target, subject to adjustment for U.S. Dollar to Australian currency exchange rates and debt levels over established thresholds and have a ten-year term.

(7)
These options vest over 42 months subject to achieving a three-year cumulative EBITDA target, subject to adjustment for U.S. Dollar to Australian currency exchange rates and debt levels over established thresholds and have a ten-year term.

(8)
These options vest over 40 months subject to achieving a three-year cumulative EBITDA target, subject to adjustment for U.S. Dollar to Australian currency exchange rates and debt levels over established thresholds and have a ten-year term.

(9)	These options vest in three equal installments on June 7 of each of 2014, 2015 and 2016, subject to continued service with us, and have a ten-year term.

(10)
These non-vested stock equity, or restricted stock, awards vest over 39 months, subject to achieving a 100% level of adjusted EBITDA and return of capital targets for the fiscal years ending June 30, 2014 and 2015.

(11)	Market price assumes a price of $4.65 per share, the closing price for our common shares on June 28, 2013.

No Named Executive Officer exercised any stock options, nor were there any vesting of non-vested equity share awards, during fiscal year 2013.

Employment Agreements

On February 11, 2009, we entered into an employment agreement with Ronald Valenta, under which he agreed to serve to serve as our Chief Executive Officer. Under the employment agreement and base salary increases approved by the Compensation Committee, Mr. Valenta received a base annual salary of $325,000 during fiscal year 2013 and is eligible to receive an annual bonus each fiscal year of up to 35% of his base salary, provided he is employed on the last day of such year. We reimburse Mr. Valenta up to $2,500 per month for a car allowance and health, dental, vision and supplemental disability premiums for Mr. Valenta and his family. Mr. Valenta is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement.

On September 11, 2006, we entered into an employment agreement with Charles E. Barrantes, under which he agreed to serve as our Executive Vice President and Chief Financial Officer. Under the employment agreement and base salary increases approved by the Compensation Committee, Mr. Barrantes received a base annual salary of $250,000 during fiscal year 2013 and is eligible to receive an annual bonus each fiscal year of up to 35% of his base salary, provided he is employed on the last day of such year. We reimburse Mr. Barrantes for health, dental, vision and supplemental disability premiums for himself and his family. Mr. Barrantes is entitled to participate on the same basis in all offered benefits or programs as any other employee. On June 30, 2009, we entered into an amended and restated employment agreement with Mr. Barrantes that provides that Mr. Barrantes is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement.

On December 14, 2007, we entered into an employment agreement with Christopher A. Wilson, under which he agreed to serve as our General Counsel, Vice President and Secretary. Under the employment agreement, as amended in August 2009, Mr. Wilson received a base annual salary of $200,000 during fiscal year 2013, and is eligible to receive an annual bonus each fiscal year of up to 35% of his base salary, provided he is employed on the last day of such year. Mr. Wilson is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement. We reimburse Mr. Wilson for health, dental, vision and supplemental disability premiums for himself and his family. Mr. Wilson is entitled to participate on the same basis in all offered benefits or programs as any other employee.

On July 22, 2008, Pac-Van entered into an employment agreement with Theodore Mourouzis, under which he agreed to serve as the President and Chief Operating Officer of Pac-Van. Under the employment agreement, as amended in October 2010, and base salary increases approved by the Compensation Committee, Mr. Mourouzis received a base annual salary of $199,039 during fiscal year 2013 and is eligible to receive an annual bonus each fiscal year based on criteria approved by the Compensation Committee, provided he is employed on the last day of such year. The employment agreement provides that Pac-Van will pay Mr. Mourouzis non-compete payments equal to eight months of his base salary in the event his employment is terminated without cause, as defined in the employment agreement.

Royal Wolf employs Robert Allan pursuant to an employment agreement, as amended, that will continue indefinitely, unless terminated by Mr. Allan or Royal Wolf upon at least six months’ notice. Under his employment agreement at June 30, 2011 and base salary increases approved by the Royal Wolf Holdings Nomination and Remuneration Committee, Mr. Allan received a base annual salary of AUD $501,460 (including superannuation contributions) and received an annual performance bonus of AUD $142,000 based upon the achievement of specified performance indicators. The maximum annual performance bonus is subject to increase based upon consumer priced index increases. There is no severance or similar obligation to Mr. Allan under his employment agreement except that Royal Wolf may pay six months’ compensation to Mr. Allan in lieu of providing notice of termination of his employment as described above.

The employment agreements of Mr. Valenta, Mr. Barrantes, Mr. Wilson and Mr. Mourouzis will terminate upon the date of their death or in the event of a physical or mental disability that renders either of them unable to perform his duties for 60 consecutive days or 120 days in any twelve-month period. Mr. Valenta, Mr. Barrantes, Mr. Wilson and Mr. Mourouzis may terminate their respective employment agreements at any time upon 30 days' notice to us, and we may terminate these agreements at any time upon notice to Mr. Valenta, Mr. Barrantes, Mr. Wilson or Mr. Mourouzis.

Ronald Valenta, Charles Barrantes and Christopher Wilson and one other officer received compensation for services to the Company in fiscal year 2013. Mr. Mourouzis received compensation as the President of Pac-Van. Robert Allan received compensation as Chief Executive Officer of RWH Holdings Limited, which, with its subsidiaries, we refer to as “Royal Wolf,” an indirectly-owned Australian subsidiary.

In approving Mr. Valenta’s, Mr. Barrantes’ and Mr. Wilson’s compensation, the Board of Directors reviewed information provided by management regarding the compensation of comparable level officers of public companies, including companies in the equipment leasing business. The Board also considered the size and stage of development of the Company, Mr. Valenta’s, Mr. Barrantes’ and Mr. Wilson’s experience and prior compensation, and the scope of the services that each would be required to render (particularly given the lack of support staff and the need to implement policies and procedures). The Board of Directors determined that Mr. Valenta’s, Mr. Barrantes’ and Mr. Wilson’s compensation should consist of a base salary, the opportunity for a material performance-based bonus and stock options.

Potential Payments Upon Termination of Employment or Change in Control

We have no agreements or arrangement with any executive officer that provides for payments upon termination of employment, except that the employment agreements of Mr. Valenta, Mr. Barrantes and Mr. Wilson provide that each is entitled to a lump sum severance payment of twelve months base salary if we terminate their employment without “cause” or he terminates his employment for “good reason.” We have no other agreements or arrangements with any executive officer that provide for payments upon a change of control.

TRANSACTIONS WITH RELATED PERSONS

Effective January 31, 2008, the Company entered into a lease with an affiliate of Ronald F. Valenta for its new corporate headquarters in Pasadena, California. The rent is $7,393 per month, effective March 1, 2009, plus allocated charges for common area maintenance, real property taxes and insurance, for approximately 3,000 square feet of office space. The term of the lease ends on January 31, 2018, with one remaining five-year renewal option, and the rent is adjusted yearly based on the consumer price index. Rental payments were $110,000 in both fiscal year 2012 and fiscal year 2013.

Effective October 1, 2008, the Company entered into a services agreement with an affiliate of Mr. Valenta for certain accounting, administrative and secretarial services to be provided at the corporate offices and for certain operational, technical, sales and marketing services to be provided directly to the Company’s operating subsidiaries. Charges for services rendered at the corporate offices will be, until further notice, at $7,000 per month and charges for services rendered to the Company’s subsidiaries will vary depending on the scope of services provided. The services agreement provides for, among other things, mutual modifications to the scope of services and rates charged and automatically renews for successive one-year terms, unless terminated in writing by either party not less than 30 days prior to the fiscal year end.  Total charges to the Company for services rendered under this agreement totaled $197,000 ($84,000 at the corporate office and $113,000 at the operating subsidiaries) in fiscal year 2012 and $84,000 at the corporate office in fiscal year 2013.

Revenues at Pac-Van from affiliates of Mr. Valenta totaled $48,000 and $64,000 in fiscal year 2012 and fiscal year 2013, respectively, and equipment and other services purchased by Pac-Van from these affiliated entities totaled $40,000 and $3,000 in fiscal year 2012 and fiscal year 2013, respectively.

We have not adopted a formal written policy regarding transactions with related persons. However, in general, any such material transaction would require approval of the Board, with any interested director abstaining.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders who want to communicate with the Board or any individual director should write to: Secretary, General Finance Corporation, 39 East Union Street, Pasadena, California 91103. The letter should indicate that you are a stockholder of General Finance Corporation and set forth the number of shares you hold and how the shares are held if they are not registered in your name. Depending upon the subject matter, the Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Delegate the inquiry to management where it is a request for information about the Company or a stock-related matter; or

•	Not forward the communication, if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic, or is repetitive or redundant.

STOCKHOLDER RECOMMENDATIONS FOR BOARD NOMINEES

The Company’s Bylaws require that a stockholder’s notice of a person or persons the stockholder wishes to nominate as director must be delivered in writing to the Company’s Secretary at 39 East Union Street, Pasadena, California 91103 not less than 60 days nor more than 90 days prior to the date of the 2013 Annual Meeting of Stockholders. If the Company does not publicly disclose the date of the 2013 Annual Meeting of Stockholders at least 70 days prior to the date of the meeting, a stockholder’s notice must be received by the Company’s Secretary not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure of such meeting was made.

We intend to hold our 2014 Annual Meeting of Stockholders in December 2014. As a result, if, for example, we hold our 2014 Annual Meeting of Stockholders on December 4, 2014 and publicly disclose or notify stockholders by mail of the date of the 2014 Annual Meeting of Stockholders at least 100 days prior to December 4, 2013, any notice given by a stockholder pursuant to these provisions of our Bylaws must be received no earlier than September 5, 2014 and no later than October 5, 2014.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaws and legal requirements. The Company will not consider any proposal or nomination that does not meet the requirements of the Company’s Bylaw and SEC requirements for submitting a nomination.

OTHER MATTERS

Management does not know of any matters to be presented to the Annual Meeting other than those set forth above. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with the recommendation of the Board and authority to do so is included in the proxy.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

We will furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedule thereto, to any stockholder who so requests by writing to: Secretary, General Finance Corporation, 39 East Union Street, Pasadena, California 91103.

By Order of the Board of Directors

Christopher A. Wilson General Counsel, Vice President and Secretary

Dated: October 21, 2013

PROXY

GENERAL FINANCE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

December 5, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
 GENERAL FINANCE CORPORATION

The undersigned hereby appoints Charles E. Barrantes and Christopher A. Wilson, and each of them, the proxy or proxies of the undersigned with full powers of substitution each to attend and to vote at the Annual Meeting of Stockholders of General Finance Corporation to be held on December 5, 2013 at the office of General Finance Corporation located at 39 East Union Street, Pasadena, California, beginning at 10:00 a.m. local time, and any adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present, in the manner indicated below and on the reverse side, and on any other matters properly brought before the Annual Meeting or any adjournments thereof, all as set forth in the Proxy Statement dated October 18, 2013.

(Please mark your choice like this /x/ in black or blue ink.)

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
 “FOR” THE NOMINEES:

(1)	Election of the following nominees as the Class A directors:

01	David M. Connell
02	Manuel Marrero

☐ FOR ALL	☐ WITHHOLD ALL
☐ FOR ALL EXCEPT

To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and write the number(s) of the nominee(s) on the line below.

_____________________________________________________

(Authority to vote for the nominee may be withheld by lining through or otherwise striking out the name of the nominee.)

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
 “FOR” PROPOSALS 2 AND 3:

(2)	Ratification of the selection of Crowe Horwath LLP as our independent auditors:

☐ FOR	☐ WITHHOLD

(3)	Advisory vote on executive compensation:

☐ FOR	☐ AGAINST

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
 “3 YEARS” ON THE FOLLOWING PROPOSAL:

(4)	Advisory vote on the frequency of future advisory votes on executive compensation:

☐ 3 YEARS	☐ 2 YEARS	☐ 1 YEAR	☐ ABSTAIN

NOTE:
When properly signed, this proxy will be voted as directed. If no direction is provided, the proxies will vote for each of the listed board nominees on proposal 1, for proposals 2 and 3 and in favor of "3 Years" on proposal 4. If any other matters properly come before the meeting, the proxies will vote as the Board may recommend.

(This proxy is continued on the reverse side. Please date, sign and return promptly.)

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS (INCLUDING FORM 10-K) OF GENERAL FINANCE CORPORATION

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title. If the holder is a corporation or a partnership, please sign in full corporate or partnership name by an authorized officer or partner.)

Date: _________________, 2013

Signature

Date: _________________, 2013

Signature if held jointly

I plan to attend the Annual Meeting: Yes ☐ No ☐